UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2015

ODYSSEY MARINE EXPLORATION, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-31895	84-1018684
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5215 West Laurel Street

Tampa, Florida 33607

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (813) 876-1776

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

The disclosure set forth below under Item 5.02 (Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers) is hereby incorporated by reference into this Item 1.01.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Melinda J. MacConnel, an Executive Vice President and the Secretary and General Counsel of Odyssey Marine Exploration, Inc. (the “Company”) will retire from and no longer be an employee of the Company on June 30, 2015 (the “Retirement Date”). To facilitate Mrs. MacConnel’s retirement, on June 9, 2015, the Company and Mrs. MacConnel entered into a transition agreement (the “Transition Agreement”) that provides for Mrs. MacConnel to continue her employment until the Retirement Date. Mrs. MacConnel has agreed to thereafter serve as an independent contractor consultant until September 30, 2015, or such later date as the Company and she may agree, for a consulting fee of $13,750 per month.

The Transition Agreement provides that (a) all of Mrs. MacConnel’s outstanding stock options and restricted stock that have not vested or have not been exercised as of the date of the Transition Agreement will be vested as of the Retirement Date, and the Company will grant Mrs. MacConnel an extension of time to exercise all her outstanding stock options at any time on or before their scheduled expiration dates; (b) Mrs. MacConnel has earned fifty percent of her non-equity incentive award for the year ending December 31, 2015, as determined by the compensation committee (the “Compensation Committee”) of the Company’s board of directors, and such amount will be paid no later than February 28, 2016, and may be paid in cash or in a combination of cash and a stock award from the Company’s 2015 Stock Incentive Plan, as determined in the sole discretion of the Compensation Committee; and (c) the Company will reimburse Mrs. MacConnel for payment of her COBRA family plan payments for as long as she remains eligible for COBRA or until she enrolls in a new health insurance plan, whichever is sooner, as well as for specified professional dues.

The Transition Agreement contains customary confidentiality provisions, provides that Mrs. MacConnel will not directly or indirectly compete with the Company in any underwater exploration business for a period of three years following the Retirement Date, and prohibits Mrs. MacConnel from recruiting the Company’s employees and consultants for employment or for contract with any business in which Mrs. MacConnel has an interest. Pursuant to the Transition Agreement, Mrs. MacConnel also provided the Company a customary release from and covenant not to sue the Company for specified claims, and the Company agreed to continue to indemnify Mrs. MacConnel to the same extent that the Company was obligated to indemnify her in connection with her employment as an officer of the Company prior to the Retirement Date and to maintain, for a period of 24 months after the Retirement Date, directors’ and officers’ liability insurance covering Mrs. MacConnel for acts during her employment with Odyssey.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ODYSSEY MARINE EXPLORATION, INC.

Dated: June 9, 2015	By:	/s/ Philip S. Devine
Philip S. Devine
Chief Financial Officer